Exhibit 10.3

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

This is a Confidential Agreement and General Release (hereinafter “Agreement”) between The Hershey Company (hereinafter “the Company”) and Thomas K. Hernquist (hereinafter “you”). The Company is presenting this Agreement to you on November 29, 2007. You should talk to an attorney before you sign this Agreement because it affects your legal rights.

1.	Purpose of this Agreement.

You and the Company have mutually agreed to terminate your employment relationship with the Company. You and the Company are entering into this Agreement because you wish to receive benefits under Article 9 of the Company’s Executive Benefits Protection Plan (Group 3A), receipt of which is conditioned upon the execution of a waiver and release acceptable to the Company.

2.	Scope of this Agreement.

You agree that this Agreement applies to The Hershey Company and its past and present subsidiaries, divisions, affiliates, benefits plans and its and their agents, directors, officers, employees, representatives, successors and assigns (hereinafter collectively “the Company”). You also agree that you are entering into this Agreement knowingly and voluntarily on your own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

3.	Lump Sum Payment.

You will receive a lump sum payment in the amount of two times your current base salary, totaling $840,000. In addition, you shall receive a lump sum payment for any unused 2007 vacation days, excluding any carry-over days from 2006 or any prior year. These amounts will be paid on the date on which the Company makes its first payroll payment in January 2008.

4.	Termination of Active Employment:Unpaid Leave of Absence.

Your period of active employment with the Company will end on December 31, 2007. It is intended that such termination will be a separation from service for purposes of Internal Revenue Code Section 409A, because, except for the consultation and transition assistance the Company might request of you under paragraph 6 below (which assistance will involve bona fide services at a level significantly less than 20% of the level of services you have been providing), it is not expected that you will return to perform services for the Company after December 31, 2007 or during the period beginning on January 1, 2008, and continuing until December 31, 2009 (hereinafter “Leave of Absence Period”). During this Leave of Absence Period, you shall be placed on an unpaid leave of absence and shall continue to receive the following employee benefits, in accordance with the terms and conditions of the applicable programs and plans as if you remained an active employee: the group insurance flex benefits you previously elected, except you are not eligible for short-term disability benefits or long-term disability benefits. Your participation in any group insurance flex benefits is contingent upon your payment to the Company of the applicable premium amount for an active employee at the E2 (or comparable successor) salary band. In addition, you will continue to participate during the Leave of Absence Period in the Annual Incentive Pay program of the Employee Incentive Compensation Plan (or any comparable successor plan applicable to a member of the Hershey Executive Team), and your target percentage will be that in effect prior to the beginning of the Leave of Absence Period. For purposes of determining the amount due hereunder, the applicable score shall be the Company’s actual financial score for the payment received in 2008 based on 2007 performance, and for the payments received in 2009 based on 2008 performance and in 2010 based on 2009 performance, the applicable score shall be the Company’s actual financial score up to a maximum payment of target (Exhibit A details this further). Financial scores shall be those determined by the Company in its sole discretion and made applicable to members of the Hershey Executive Team. These payments and the lump sum referenced in paragraph 3 above are referred to collectively as “Severance Benefits.” A summary of these Severance Benefits and certain other benefit programs of the Company is set forth in the attached Exhibit A.

5.	Termination of Employment and Officer Status.

As noted in paragraph 4 above, your active employment will cease irrevocably on December 31, 2007. At the end of the Leave of Absence Period on December 31, 2009, your employment with the Company will cease irrevocably and forever, and will not be resumed again at any point in the future. Your status as an elected or appointed officer of the Company will be terminated effective December 4, 2007, and your execution of this Agreement will constitute your resignation as an officer effective as of that date. In exchange for the Severance Benefits set forth in Exhibit A, you promise that you will not seek to be employed, reinstated or re-employed by the Company.

6.	Consultation and Transition Assistance.

You have agreed to provide transition assistance and consultation during the period January 1, 2008 to December 31, 2008. You agree that you will provide such information, consultation and transition assistance as may be reasonably requested by the Company at times mutually agreed upon and which do not interfere with any future employment during this period. It is understood that such assistance shall only involve a level of services that is less than 20% of the average level of services you have provided to the company since January 1, 2005. The benefits provided under this Agreement constitute consideration for your performance of such services.

7.	Severance Benefits and Other Benefits.

In addition to the Severance Benefits, you are entitled to certain other benefits (“Other Benefits”), all of which are set forth on Exhibit A, attached hereto and incorporated herein by this reference. By signing this Agreement, you agree that these Severance Benefits and Other Benefits are the only benefits that you are entitled to receive under the Executive Benefits Protection Plan (Group 3A), under any other benefits plans or by law. You agree that all payments or benefits paid to you under this Agreement are subject to withholding in accordance with applicable plan provisions, laws and regulations. In the event of a change in control during your leave of absence, no additional benefits would be due to you.

8.	COBRA Rights.

Effective as of the end of your Leave of Absence Period, as required by the continuation coverage provisions of Section 4980B of the U. S. Internal Revenue Code of 1986, as amended (“the Code”), you shall be offered the opportunity to elect continuation coverage under the group medical plan of the Company (“COBRA coverage”). The Company shall provide you with the appropriate COBRA coverage notice and election form for this purpose. You shall notify the Company within two weeks of any change in circumstances that would warrant discontinuation of COBRA coverage and benefits (including but not limited to your receipt of group medical and dental benefits from any other employer). The existence and duration of your rights and/or the COBRA rights of any of your eligible dependents shall be determined in accordance with Section 4980B of the Code.

9.	General Release.

In exchange for the Severance Benefits and Other Benefits, you agree to release and hereby do release the Company from all claims, demands, actions or liabilities you may have against the Company of whatever kind including, but not limited to, those that are related to your employment by the Company, the termination of that employment, your eligibility for other benefits under non-vested benefits plans and/or claims for attorneys’ fees, except that you do not waive any claims which you are unable to waive under applicable law.

You agree that this General Release covers, but is not limited to, claims arising from the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973 and any other federal, state or local law dealing with discrimination in employment including, but not limited to, discrimination based on sex, sexual orientation, race, national origin, religion, disability, veteran status or age. You also agree that this General Release covers claims arising from the Family and Medical Leave Act of 1993 and any state or local law dealing with leave time or wages and hours of work. You also agree that this General Release covers, but is not limited to, claims based on theories of contract or tort, whether based on common law or otherwise.

This General Release covers both claims you know about and those you may not know about which accrued by the time you sign this General Release. In this regard, you agree to waive all rights that any state or local law may provide with respect to a general release of unknown claims.

You agree to pay all costs, damages, expenses and attorneys’ fees incurred by the Company in successfully defending against any lawsuit or administrative proceeding you bring to contest the validity of this Agreement or asserting any of the claims covered by this General Release.

You hereby agree and acknowledge that you are not entitled to receive, and the Company would not have granted you, the Severance Benefits and Other Benefits without release of each and every claim covered by this General Release. You agree that, if you file a lawsuit asserting any of the claims covered by the General Release, the Company will be entitled to a set-off against any judgment you obtain against the Company. You also agree that the appropriate amount of any such set-off in a lawsuit or administrative proceeding asserting any one or more of the claims covered by the General Release is the entire amount of Severance Benefits.

You waive your right to file any charge or complaint against the Company arising out of your employment or separation from employment with any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent you from filing a charge with the Equal Employment Opportunity Commission, any other government agency, concerning claims of discrimination, although you waive the right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other federal, state or local agency under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

You represent and affirm that you have not filed or caused to be filed, and are not presently a party to, any claim, complaint, or action against the Company in any forum or form. You further affirm and represent that you have no known workplace injuries.

10.	Confidentiality.

(a)	Confidentiality of Proprietary Information and/or Trade Secrets.

In exchange for the Severance Benefits and Other Benefits, you agree not to disclose, use to your benefit or use to the benefit of any other person or entity any confidential information, proprietary information and/or trade secrets to which you had access during your employment by the Company. This includes, but is not limited to, formulas, trade secrets, manufacturing processes, customer lists, marketing strategies, financial information and business data not generally known to the public. You agree that disclosure of such information by you in violation of this paragraph 10(a) would cause so much injury to the Company that money alone could not fully compensate the Company. You also agree that the Company would be entitled to recover money from you if you violate this paragraph 10(a).

(b)	Confidentiality of the Terms of this Agreement.

The terms and conditions of this Agreement are confidential. You agree not to disclose the terms of this Agreement to anyone except immediate family members, your attorney and your financial and tax advisors. You further agree to inform these people that the Agreement is confidential and must not be disclosed to anyone else. The Company agrees not to disclose the terms of this Agreement to anyone except those persons who have a business need to know its contents or except as required by law. Either party may disclose the terms of this Agreement if compelled to do so by a court. However, the party so compelled (the “Disclosing Party”) agrees to notify the other party immediately if anyone seeks to compel production of this Agreement or the Disclosing Party’s testimony about this Agreement, and the Disclosing Party agrees to cooperate with the other party if the other party decides to oppose such effort. Any notice required by this paragraph 10(b) to be given to the other party shall be mailed by first class mail, postage prepaid, to the following address: if to the Company, to the address listed in paragraph 15, and if to you, to your address at 240 Eshelman Road, Lancaster, Pennsylvania 17601.

11.	Creative Property.

You agree that all ideas, inventions, trade secrets, know-how, documents and data (hereinafter “Creative Property”) developed either during, in connection with, or pursuant to your employment by the Company are and will be the Company’s exclusive property. You agree to provide all reasonable assistance to the Company in perfecting and maintaining its rights to the Creative Property. The Company shall have the right to use the Creative Property for any purpose without any additional compensation to you. This Agreement, however, does not prevent you from using your general business, management, financial, professional and/or scientific skills, techniques and abilities.

12.	Mutual non-disparagement.

(a) The Parties agree that they will not make any statement that disparages or tends to disparage the other. The Parties also agree that they will not make any public statements to the media concerning the other, including any statements concerning the business objective, management practices or management personnel of the Company. The Parties agree that they will take no action that would cause the other embarrassment, humiliation or to be held in disrepute by the general public or by the Company’s employees, suppliers or customers. For purposes of this Agreement, it would be considered disparagement for either party to make any statement to the effect that the other had violated any law or regulation, breached any statutory or contractual obligation, or had otherwise acted wrongfully in any manner in connection with your employment at the Company.

(b) Nothing in this paragraph 12 is intended to restrict you from describing your personal or professional reasons for seeking opportunities outside of Hershey in a non-disparaging manner; or from making other non-disparaging statements about Hershey.

13.	Covenant Not To Compete.

In exchange for the Severance Benefits and Other Benefits, you agree that beginning on the date you execute this Agreement and continuing during the Leave of Absence Period: (a) you will not participate in recruiting or soliciting any Company employees; (b) you will not communicate to any person or entity regarding the nature, quality of work, special knowledge or personal characteristics of any person employed by the Company without the prior written consent of the Company’s Senior Vice President, Chief People Officer (or successor having similar responsibilities within the Company); and (c) without the consent of the Company’s Chief Executive Officer, who will consider and respond to any request within ten business days, you will not accept employment with or perform services for (1) The Wm. Wrigley Company or (2) any company that produces or sells cocoa-based products, including without limitation chocolate, cocoa-based snacks including confectionery, cocoa-based beverages or other products containing chocolate, cocoa or cocoa butter (the “Competitive Businesses”), provided that this provision shall not be violated by your accepting employment with or providing services to:

(i)	a subsidiary, division or unit (“Group”) of an entity that engages, directly or indirectly, in any of the Competitive Businesses, so long as the Group for which you work is not engaged in any of the Competitive Businesses, or

(ii)	a parent company for which the gross revenue from Competitive Businesses constitutes less than 10% of the parent company’s gross consolidated revenue for its most recently completed fiscal year, so long as you do not participate directly in such Competitive Business, or

(iii)	an entity with annual gross revenue less than $50 million which does not sell confectionery and which has not more than 30% of its revenue from products that have either (a) cocoa, cocoa butter or chocolate as a primary ingredient or (b) cocoa or chocolate as the primary characterizing flavor.

14.	Return of Company Property.

You agree to return to the Company all documents, business records in any form, manuals, handbooks, ID cards, keys, credit cards, computer disks or any other property of the Company, both tangible and intangible, that are in your possession, custody or control. If you do not return all Company property, in addition to any other rights it may have under this Agreement or otherwise, the Company may withhold Severance Benefits and Other Benefits equal to the value of such Company property as determined in the sole judgment of the Company.

15.	No Admission of Liability.

By making this Agreement, the Company does not admit that it has done anything wrong.

16.	No Modification.

This Agreement constitutes the entire agreement between you and the Company, and it cannot be modified except in writing by both you and the Company.

17.	Twenty-one (21) Days To Consider This Agreement.

You have up to twenty-one (21) calendar days to decide whether or not to sign this Agreement. You agree, if you decide not to take all that time, that your reasons for doing so are entirely personal and not due to any pressure by the Company.

18.	Seven (7) Days To Revoke This Agreement.

You also may revoke this Agreement up to seven (7) calendar days after signing it. The Agreement will not be effective or enforceable until after this revocation period has expired. To revoke this Agreement, you must deliver written notice of the revocation to the Company by 5 p.m. on the seventh calendar day after you sign this Agreement to the following address: General Counsel’s Office, The Hershey Company, 100 Crystal A Drive, Hershey, PA 17033-0810. You agree that, if you revoke this Agreement, it will not be effective or enforceable and you will not receive the Severance Benefits and Other Benefits.

19.	Advice of Counsel.

You acknowledge that the Company has expressly advised you to seek the advice of an attorney before executing this Agreement and that you had adequate time to do so. You acknowledge that the decision to sign this Agreement is yours alone.

20.	Severability and Interpretation.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In case any part of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

21.	Integration.

This Agreement, including the attached Exhibit A and Long Term Incentive Program Participation Agreement (other than paragraph 3 of such Long Term Incentive Participation Agreement), set forth the entire agreement between the parties and supersedes any and all prior agreements, arrangements, representations or warranties, whether expressed or implied, written or oral, that relate to the subject matter of this Agreement.

22.	Governing Laws.

The provisions of this Agreement shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction. You expressly consent that: (a) any action or proceeding relating to this Agreement will only be brought in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (b) any such action or proceeding will be heard without a jury. You expressly waive the right to bring any such action in any other jurisdiction and to have such action heard before a jury.

BY SIGNING BELOW, YOU CERTIFY THAT YOU HAVE READ THIS AGREEMENT, THAT YOU KNOW AND UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT AND THAT YOU ARE ENTERING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

EMPLOYEE		THE HERSHEY COMPANY

By:	/s/ Thomas K. Hernquist	By:	/s/ Burton H. Snyder
Thomas K. Hernquist

Date:	November 29, 2007	Date:	November 29, 2007

EXHIBIT A Thomas K. Hernquist

Lump sum payment

Lump sum payment of 2 times current base salary ($840,000)

Unused 2007 vacation, if any (no payment for carry-over vacation from prior years, and vacation for subsequent years does not accrue)

•        Will be paid with first payroll period of 2008

Status

•        Cease to be an officer of the Company December 4, 2007

•        Termination of employment and separation from service as defined under Section 409A occurs on December 31, 2007

•        Available for consultation to ensure smooth transition January 1, 2008 through December 31, 2008

•        Unpaid leave of absence January 1, 2008 through December 31, 2009

AIP

Will participate in AIP through the end of the unpaid leave of absence period. During the unpaid leave of absence period, AIP is determined as the lower of actual financial results or target bonus

•        2007 based on actual financial results

•        2008 range from $0 - $294,000, based on actual financial results but not exceeding $294,000

•        2009 range from $0 - $294,000, based on actual financial results but not exceeding $294,000

•        For clarity, a financial result of 100% of target or higher would result in a payment of $294,000. The payout for a financial result below target would be the percentage approved by the Compensation Committee for members of the Hershey Executive Team (this is more accurate than the way it was written, as this puts Tom in the same position for bonuses below target as if he were a continuing employee.)

Benefits

•        Health and welfare benefits including medical, dental and vision coverage will remain in effect as elected until December 31, 2009, the end of the leave of absence period. You will pay the active rate based on the E2 salary band by personal check

•        Short-term disability and long term disability benefits will not continue during the leave of absence period

COBRA Continuation	Will have the option to elect COBRA continuation for benefits at the end of the leave of absence period.

401(k) and pension	Benefit accruals cease upon separation from service, December 31, 2007

SERP	Benefit forfeited; did not meet age 55 vesting requirement

CLRP	Will be eligible for the Compensation Limit Replacement Plan (CLRP), calculated based on accruals up to December 31, 2007, with no accruals thereafter. The CLRP provides retirement benefits on pensionable earnings that exceed the IRS compensation limit under the Hershey Retirement Account, which was $225,000 in 2007. The CLRP amount will be paid no later than August 1, 2008 with interest at the applicable rate under the CLRP from December 31, 2007 until paid.

Deferred Compensation	Subject to deferral elections, if any. Change in deferral election permissible under 409A transition rules in accordance with Company procedures.

LTIP	PSU cycle
	2003 – 2005	Will be fully vested on 12/31/08 via the leave of absence
	2005 – 2007	Payout, if any, will be determined after February 2008 Board meeting, based on company performance as determined by Board
	2006 – 2008	Based on company performance, this cycle is not expected to have a payout. Not eligible.
	2007 – 2009	Not eligible.
	2008 – 2010	Not eligible.
Stock option portion
• Existing stock options continue to vest and be available for exercise through the leave period of absence period, 12/31/09 • Will not receive a 2008 award or future awards

RSUs	Vesting Date	RSUs
	6/16/08	1,250
	2/28/08	2,500
	2/28/09	2,500

All above will vest through the leave of absence period.

Outplacement Assistance	Will be provided in accordance with Company practices

Financial Counseling and Tax Preparation	Will be provided through the leave of absence period at the same level as made available to active employees at the E2 salary grade